Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS RECORD REVENUE AND 48% NET

EARNINGS GROWTH FOR THE SECOND QUARTER OF 2006

•	OPERATING EARNINGS REACH 7 YEAR HIGH

•	EARNINGS PER SHARE OF $0.20

TAMPA, FL – August 1, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the second quarter of 2006. Revenues for the quarter ended June 30, 2006 were an all time high of $234.4 million compared to $198.5 million for the quarter ended June 30, 2005 and $222.3 million for the quarter ended March 31, 2006. The Firm reported net income for the second quarter of 2006 of $8.4 million or 20 cents per share versus net income of $5.7 million or 14 cents per share for the second quarter of 2005, representing a year-over-year improvement of 47.6%. Net income was $6.1 million or 15 cents per share for the first quarter of 2006.

“We are pleased with our second quarter results. Our quarterly revenue of $234.4 million is a record for the Firm. We believe the environment for staffing remains positive, particularly in the skilled niches we serve, as college educated unemployment remains near historic lows,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. Continued Mr. Dunkel, “As the knowledge economy unfolds, we believe Kforce is well positioned for sustained long term growth. We move forward with confidence in our ability to take advantage of changes in the marketplace and deliver exceptional results to our customers and shareholders.”

William L. Sanders, President said: “We continued to make excellent progress in adding highly skilled associates to our field service teams. The result is another all time high in total Firm revenue. We are particularly pleased to see technology flexible staffing placements begin to rotate into a growth pattern, as it is approximately one-half of our revenue. Our sustained improvements in permanent placements, pricing discipline and strong execution resulted in the following operating highlights:

•	Record revenues on a gross and a billing day basis.

•	Gross Profit percentage of 34.5% has improved 220 basis points year-over-year from 32.3% and increased by 120 basis points from 33.3% sequentially.

•	Flex Gross Profit percentage of 29.2% was an improvement of 200 basis points from 27.2% a year ago and improved by 140 basis points from 27.8% sequentially.

•	The Firm’s average hourly bill rate has increased $1.22 (2.5%) sequentially and $7.01 (16.3%) year over year as the result of continued focus on bill rate/wage rate spread as well as a price increase initiative across the Firm that was begun in the first quarter.”

Continued Mr. Sanders, “We remain focused on client selection and profitability and believe this focus has enabled us to continue to achieve improving results. We have achieved record revenues in this quarter and improved gross margins 340 basis points over the last two years. Consequently, our operating margins continue to improve. We believe an intense focus on direct hire revenues, strong pricing discipline, superior execution and continued expansion of our sales force will allow us to drive revenue growth with margin expansion and derive significant returns for our shareholders.”

Joe Liberatore, Chief Financial Officer added: “Overall, positive operating trends for the Firm continued in the second quarter, resulting in improved profitability and strong cash flow. We continue to make excellent progress toward achieving our target operating earnings of more than 10% of revenues.

Financial highlights for Q2 include:

•	Revenue of $234.4 million represents 18.1% year-over-year growth and a 5.4% sequential increase.

•	Search revenue of $17.7 million increased year-over-year by 27.2%, and was up sequentially by 5.3%.

•	Search increased as a percentage of total revenue to 7.5% as compared to 7.0% a year ago.

•	Revenue per billing day increased year-over-year by 20.0% to an all time Firm high of $3.7 million from $3.1 million in Q2 ‘05 and was up sequentially by 5.4%.

•	Operating earnings of $15 million are at the highest level since the fourth quarter of 1998.

•	EBITDA of $18.3 million, or $.43 per share, increased 51.8% year-over-year and increased sequentially by 31.5%.

•	Days sales outstanding remains at low levels of 40.3 days. DSO was 39.9 days in Q1 ‘06.

•	Net Income of $8.4 million increased 47.6% year-over-year.”

Mr. Liberatore continued: “Looking forward to the third quarter, we believe revenues may be in the $235-240 million range and earnings per share for Q3 of $0.20 to $0.23 cents, which reflects approximately 42.3 million weighted average diluted shares outstanding.”

Kforce will host a conference call Wednesday, August 2, 2006 to discuss these results. The call will begin at 8:30 AM EST. The dial-in number is (888) 593-6050 (Please request to be connected to the Kforce Earnings Call). The replay of the call will be available from 10:30AM EST August 2nd through August 2006, by dialing (888) 203-1112, passcode 3902804.

It will also be webcast live at www.kforce.com (select “Investor Relations”) and will be available for webcast replay until August 16, 2006.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by 2,000 staffing specialists, Kforce operates with 79 offices in 43 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

KFORCE INC.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenue by Function:
Technology	$121,175	$109,518	$92,263
Finance/Accounting	62,363	63,001	59,929
Health and Life Sciences	50,861	49,779	46,278

Total Revenue	234,399	222,298	198,470

Revenue by Time:
Perm	17,672	16,786	13,894
Flexible	216,727	205,512	184,576

Total Revenue	234,399	222,298	198,470

Cost Of Sales	153,472	148,296	134,406
Gross Profit	80,927	74,002	64,064
GP %	34.5%	33.3%	32.3%
Flex GP%	29.2%	27.8%	27.2%

Selling, General & Admin.	63,285	60,482	52,417
Deprec. & Amort.	2,641	2,506	2,022

Income from Operations	15,001	11,014	9,625

Other Expense	1,035	807	496

Earnings Before Taxes	13,966	10,207	9,129

Income Tax Expense	5,601	4,150	3,460

Net Income	$8,365	$6,057	$5,669

Earnings Per Share - Diluted	$0.20	$0.15	$0.14
EBITDA Per Share	$0.43	$0.34	$0.30
Shares Outstanding - Diluted	42,251	41,411	40,104

EBITDA	18,286	13,902	12,044

Selected Cash Flow Information:
Bad Debt (Recovery) Expense	$(980)	$1,005	$(126)
Capital Expenditures	$2,655	$964	$3,889

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$835	$427	$601
Accounts Receivable, less allowances	$132,376	$130,191	$105,478
Total Assets	$381,614	$379,806	$304,561
Bank Debt	$48,000	$62,421	$30,000
Other Current Liabilities	$76,944	$78,092	$65,690
Other Long-Term Liabilities	$15,735	$15,649	$15,032
Total Stockholders’ Equity	$240,935	$223,644	$193,839

Other Information:
Billing Days	63	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2006	Q1 2006	Q2 2005
Total Firm
Flex Revenue (000’s)	$216,727	$205,512	$184,576
Revenue per billing day (000’s)	$3,440	$3,262	$2,884
Sequential Flex Revenue Change	5.5%	8.0%	2.9%
Hours (000’s)	4,248	4,137	4,211
Flex GP %	29.2%	27.8%	27.2%

Search Revenue (000’s)	$17,672	$16,786	$13,894
Placements	1,347	1,287	1,178
Average Fee	$13,111	$13,156	$11,850
Billing days	63	63	64

Technology
Flex Revenue (000’s)	$114,926	$104,028	$87,956
Revenue per billing day (000’s)	$1,824	$1,652	$1,374
Sequential Flex Revenue Change	10.5%	16.2%	3.5%
Hours (000’s)	1,760	1,625	1,477
Flex GP %	27.4%	26.1%	25.9%

Search Revenue (000’s)	$6,249	$5,490	$4,307
Placements	438	350	326
Average Fee	$14,256	$15,909	$13,299

Finance and Accounting
Flex Revenue (000’s)	$51,885	$52,888	$51,627
Revenue per billing day (000’s)	$824	$839	$807
Sequential Flex Revenue Change	-1.9%	-2.0%	0.7%
Hours (000’s)	1,539	1,581	1,810
Flex GP %	32.5%	30.5%	28.6%

Search Revenue (000’s)	$10,478	$10,113	$8,302
Placements	828	832	743
Average Fee	$12,698	$12,193	$11,221

Health & Life Sciences
Flex Revenue (000’s)	$49,916	$48,596	$44,993
Revenue per billing day (000’s)	$792	$771	$703
Sequential Flex Revenue Change	2.7%	4.1%	4.2%
Hours (000’s)	949	931	924
Flex GP %	29.8%	28.7%	28.1%

Search Revenue (000’s)	$945	$1,183	$1,285
Placements	81	105	109
Average Fee	$11,160	$11,616	$11,795

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q2 2006	Q1 2006	Q2 2005
Clinical Research
Flex Revenue (000’s)	$21,596	$21,153	$17,492
Revenue per billing day (000’s)	$343	$336	$273
Sequential Flex Revenue Change	2.1%	10.2%	4.2%
Hours (000’s)	289	281	221
Flex GP %	28.2%	27.6%	28.7%

Search Revenue (000’s)	$235	$431	$555
Placements	9	24	29
Average Fee	$21,468	$19,698	$19,156

Health Information Management
Flex Revenue (000’s)	$11,307	$10,299	$8,246
Revenue per billing day (000’s)	$179	$163	$129
Sequential Flex Revenue Change	9.8%	6.3%	10.3%
Hours (000’s)	166	152	128
Flex GP %	35.1%	36.1%	31.8%

Search Revenue (000’s)	$136	$78	$40
Placements	11	5	1
Average Fee	$12,328	$15,838	$40,223

Healthcare-Nursing
Flex Revenue (000’s)	$9,275	$9,660	$10,995
Revenue per billing day (000’s)	$147	$153	$172
Sequential Flex Revenue Change	-4.0%	-0.2%	4.1%
Hours (000’s)	221	230	284
Flex GP %	27.7%	24.8%	25.1%

Search Revenue (000’s)	$59	$113	$81
Placements	8	9	9
Average Fee	$7,320	$12,604	$9,049

Scientific
Flex Revenue (000’s)	$7,738	$7,484	$8,260
Revenue per billing day (000’s)	$123	$119	$129
Sequential Flex Revenue Change	3.4%	-8.0%	-1.2%
Hours (000’s)	273	268	291
Flex GP %	29.0%	26.5%	26.9%

Search Revenue (000’s)	$515	$561	$609
Placements	53	67	70
Average Fee	$9,727	$8,430	$8,696

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA Reconciliation

	Q2 2006		Q1 2006		Q2 2005
	$	Per share	$	Per share	$	Per share
EBITDA	$18,286	$0.43	$13,902	$0.34	$12,044	$0.30
Depreciation and Amortization	(3,280)	(0.08)	(2,885)	(0.07)	(2,414)	$(0.06)
Interest Expense and Other	(1,040)	(0.02)	(810)	(0.02)	(501)	$(0.01)
Tax Expense	(5,601)	(0.13)	(4,150)	(0.10)	(3,460)	$(0.09)

Net Income	$8,365	$0.20	$6,057	$0.15	$5,669	$0.14

Outstanding Shares - Diluted	42,251		41,411		40,104

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of stock-based compentation. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.